SCHEDULE 13G
Amendment Number 5
GTECH Holdings Corporation
Common Stock $.01 par value


Cusip #:  400-518-10-6
Item 1:  Reporting Person - Tiger
Management L.L.C.
Item 4: Delaware
Item 5:  -0-
Item 6:  3,549,800
Item 7:  -0-
Item 8:  3,549,800
Item 9:  3,549,800
Item 11: 8.4%
Item 12: IA


Cusip #:  400-518-10-6
Item 1:  Reporting Person - Tiger
Performance L.L.C.
Item 4: Delaware
Item 5:  -0-
Item 6:  2,210,930
Item 7:  -0-
Item 8:  2,210,930
Item 9:  2,210,930
Item 11: 5.3%
Item 12: IA


Cusip #:  400-518-10-6
Item 1:  Reporting Person - Panther
Partners, L.P.
Item 4: Delaware
Item 5:  -0-
Item 6:  294,725
Item 7:  -0-
Item 8:  294,725
Item 9:  294,725
Item 11: 0.7%
Item 12: IV  PN


Cusip #:  400-518-10-6
Item 1:  Reporting Person - Panther
Management Company, L.P.
Item 4:  Delaware
Item 5:  -0-
Item 6:  294,725
Item 7:  -0-
Item 8:  294,725
Item 9:  294,725
Item 11: 0.7%
Item 12: IA  PN


Cusip #: 400-518-10-6
Item 1:  Reporting Person - Julian H.
Robertson, Jr.
Item 4: U.S.
Item 5:  -0-
Item 6:  6,106,455
Item 7:  -0-
Item 8:  6,106,455
Item 9:  6,106,455
Item 11: 14.5%
Item 12: IN


Item 1(a). GTECH Holdings Corporation

Item 1(b). 55 Technology Way, West
Greenwich, Rhode Island 02817

Item 2(a). This statement is filed on
behalf of Tiger Management L.L.C.
("TMLLC"), Tiger Performance L.L.C.
("TPLLC"), Panther Partners, L.P.
("Panther") and Panther Management
Company, L.P. ("PMCLP").
Julian H. Robertson, Jr. is the
ultimate controlling person of TMLLC,
TPLLC and PMCLP.

Item 2(b). The address of each
reporting person is 101 Park Avenue,
New York, NY 10178

Item 2(c). Incorporated by reference
to items(4) of the cover page
pertaining to each reporting person.

Item 2(d. Common Stock $0.01 par value

Item 2(e). 400-518-10-6

Item 3. Panther is an investment
company
registered under Section 8 of the
Investment Company Act. Each of TMLLC,
TPLLC and PMCLP is an investment
adviser registered under Section 203
of the Investment Advisers Act of
1940.

Item 4. Ownership as of June 2, 1997
is
incorporated by reference to items (5)
(9) and (11) of the cover page
pertaining to each reporting person.

Item 5. Not applicable

Item 6. Other persons are known to
have
the right to receive dividends from,
or proceeds from the sale of, such
securities. The interest of one such
person, The Jaguar Fund N.V. , a
Netherlands Antilles corporation, is
more than 5%.
Item 7. Not applicable

Item 8. Not applicable

Item 9. Not applicable





Item 10. By signing below, I certify
that, to the best of my knowledge and
belief, the securities referred to
above were acquired in the ordinary
course of business and were not
acquired for the
purpose of and do not have the effect
of changing or influencing the control
of the issuer of such securities and
were not acquired in connection with
or as a participant in any transaction
having such purpose or effect.
After reasonable inquiry and to the
best of my knowledge and belief, I
certify that the information set forth
in this statement is true, complete
and correct.
June 3, 1997


TIGER MANAGEMENT L.L.C.


/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.

By:  Panther Management Company, L.P.,
its General Partner

By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.

By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95
On File with Schedule 13G for
Kohl's Corp. 2/7/95

AGREEMENT

The undersigned agree that this
Amendment Number 5 to Schedule 13G
dated June 3, 1997 relating to shares
of common stock of GTECH Holdings
Corporation shall be filed on behalf
of each of the undersigned.

TIGER MANAGEMENT L.L.C

/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.

By:  Panther Management Company, L.P.,
its General Partner

By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.
By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95
On File with Schedule 13G for
Kohl's Corp. 2/7/95